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                                   EXHIBIT 99





Contact:       Investor Relations                         Media Relations
               W. Douglass Harris                         Stern and Co.
               The Presley Companies                      (310) 442-8414
               (949) 640-6400



          THE PRESLEY COMPANIES ANNOUNCES THE RECEIPT OF A NON-BINDING PROPOSAL BY WILLIAM LYON TO ACQUIRE ALL OF ITS OUTSTANDING STOCK


NEWPORT BEACH, CA --- July 2, 1998 --- The Presley Companies (NYSE: PDC) announced the receipt of a non-binding proposal from William Lyon, Chairman of the Board of the Company, to acquire (through a wholly-owned corporation, William Lyon Homes, Inc.), all of the outstanding stock of the Company in a series of related transactions for a cash price of $0.40 per share. The proposal was submitted on June 30, 1998, to a Special Committee of the Board of Directors formed by the Company to evaluate strategic alternatives. The proposal is conditioned on the negotiation and execution of a definitive agreement, completion of due diligence, certain amendments of the Company's 12.5% Senior Notes, and regulatory, stockholder and other approvals, and will be evaluated by the Special Committee.

Pending financial and legal review of the terms and conditions of the proposal, the Company will not have any comment nor make any determination on the merits of the proposal. The proposal, by its terms, will expire on July 31, 1998, unless accepted prior to that date.




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